Exhibit 3.1
CERTIFICATE OF ELIMINATION
OF THE
SERIES A JUNIOR PARTICIPATING PREFERRED STOCK
OF
MONEYGRAM INTERNATIONAL, INC.

Pursuant to Section 151(g) of the
General Corporation Law of the State of Delaware

     MoneyGram International, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law (the “DGCL”), hereby certifies as follows:
     FIRST: Pursuant to Section 151 of the DGCL and authority granted in the Amended and Restated Certificate of the Corporation (the “Certificate of Incorporation”), the Board of Directors of the Corporation (the “Board”) previously designated 2,000,000 shares of preferred stock as Series A Junior Participating Preferred Stock of the Corporation, par value $0.01 per share (the “Series A Preferred Stock”), in the Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock (the “Certificate of Designations”) originally filed in the office of the Secretary of State of the State of Delaware on June 30, 2004, and in full force and effect on the date hereof. None of the authorized shares of Series A Preferred Stock are outstanding and none will be issued.
     SECOND: On September 1, 2011, the Board duly adopted the following resolutions setting forth the proposed elimination of the Series A Preferred Stock:
     RESOLVED, that pursuant to the authority conferred on the Board by the provisions of Section 151 of the DGCL, the Board hereby eliminates the Series A Preferred Stock, none of which is currently outstanding and none of which will be issued; and
     RESOLVED, that the appropriate officers of the Corporation be, and each hereby is, authorized, empowered and directed, for and on behalf of the Corporation, pursuant to Section 151(g) of the DGCL, to execute and file with the Secretary of State of the State of Delaware a Certificate of Elimination of the Series A Preferred Stock, which shall have the effect when filed with the Secretary of State of the State of Delaware of eliminating from the Amended and Restated Certificate of Incorporation of the Corporation all matters set forth in the Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of MoneyGram International, Inc. with respect to such Series A Preferred Stock.
     THIRD: In accordance with the provisions of Section 151(g) of the DGCL, the Certificate of Incorporation is hereby amended to eliminate therefrom all matters set forth in the Certificate of Designations with respect to the Series A Preferred Stock, and the shares that were designated to such series hereby are returned to the status of authorized but unissued shares of the preferred stock of the Corporation, without designation as to series.
[Signature page follows]

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Elimination to be executed by its duly authorized officer on this 27th day of September, 2011.

MONEYGRAM INTERNATIONAL, INC.

By: Name:	/s/ James E. Shields James E. Shields
Title:	Executive Vice President and Chief Financial Officer
[Signature Page to the Certificate of Elimination of the
Series A Junior Participating Preferred Stock of
MoneyGram International, Inc.]